Exhibit 99.1

[MANPOWER logo]
PRESS RELEASE

FOR FURTHER INFORMATION
CONTACT:

Mike Van Handel
Chief Financial Officer
(414) 906-6305

FOR IMMEDIATE RELEASE

Manpower Reports 3rd Quarter 2004 Results

MILWAUKEE, WI, USA, October 19, 2004 – Manpower Inc. (NYSE: MAN) today reported that net income for the three months ended September 30, 2004 increased 91 percent to $83.4 million, or 89 cents per diluted share, from $43.8 million, or 56 cents per diluted share, a year earlier. Revenues for the third quarter totaled $3.9 billion, an increase of 22 percent from the year-earlier period.

Results for the third quarter were positively affected by relatively stronger foreign currencies compared to the prior year period. On a constant currency basis, earnings per diluted share for the quarter were 85 cents on a 14 percent revenue increase. Included in the quarter was an $8 million adjustment to the income tax provision, resulting in a favorable impact on diluted earnings per share of 8 cents.

“The strong third quarter profit is a result of solid performances across several geographies and business units,” said Jeffrey A. Joerres, Manpower Chairman and CEO. “We are encouraged by the sustainable progress that we are making in our staffing and specialty businesses. The strength of the business models and demand from the market continue to enhance our long-term optimism.

“Leading the way in growth of both revenue and profit for the third quarter is Jefferson Wells, our professional financial services firm, with more than a tripling of revenue and a profit of $25.1 million. Operations in Europe are also performing well, with revenue in our EMEA segment up 20% and profit up 80%, both in constant currency.

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Manpower Reports 3rd Quarter 2004/Page 2

Joerres added, “The Manpower team is executing superbly, which is driving the quarter’s results and setting the stage for positive long-term prospects.

“As we look ahead to the fourth quarter, we are anticipating our diluted earnings per share will be between 69 and 73 cents. This includes an estimated favorable impact from currency of 2 cents and dilution from our convertible debentures of 3 cents.”

Net income for the nine months ended September 30, 2004 totaled $176.1 million or $1.91 per diluted share, an increase of 101 percent from $87.8 million, or $1.12 per diluted share in 2003. Revenues for the nine-month period were $10.9 billion, an increase of 22% from the prior year. On a constant currency basis, earnings per diluted share for the nine-month period were $1.80 on a 13 percent revenue increase.

In addition to the previously discussed income tax adjustment of 8 cents per diluted share, the results for the nine-month period also include a first quarter non-recurring gain of $14.2 million ($10.2 million net of income taxes), or 12 cents per diluted share, primarily related to the gain on the sale of an equity interest in a European internet job board.

In conjunction with its third quarter earnings release, Manpower will broadcast its conference call live over the Internet on October 19, 2004 at 8:00 a.m. CDT (9:00 a.m. EDT). Interested parties are invited to listen by logging on to http://investor.manpower.com.

Supplemental financial information referenced in the conference call can be found at http://investor.manpower.com.

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About Manpower Inc.

Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry, offering customers a continuum of services to meet their needs throughout the employment and business cycle. The company specializes in permanent, temporary and contract recruitment; employee assessment; training; career transition and organizational consulting services. Manpower’s worldwide network of 4,300 offices in 67 countries and territories enables the company to meet the needs of its 400,000 customers per year, including small and medium size enterprises in all industry sectors, as well as the world’s largest multinational corporations. The focus of Manpower’s work is on raising productivity through improved quality, efficiency and cost-reduction, enabling customers to concentrate on their core business activities. In addition to the Manpower brand, the company operates under the brand names of Right Management Consultants, Jefferson Wells, Elan and Brook Street. More information on Manpower Inc. is available at www.manpower.com.

Manpower Reports 3rd Quarter 2004/Page 3

Forward-Looking Statements

This news release contains statements, including earning projections, that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company’s expected future results. The Company’s actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause the Company’s actual results to differ materially from those contained in the forward-looking statements can be found in the Company’s reports filed with the SEC, including the information under the heading ‘Forward-Looking Statements’ in its Annual Report on Form 10-K for the year ended December 31, 2003, which information is incorporated herein by reference.

Manpower Inc.

Results of Operations

(In millions, except per share data)

	Three Months Ended September 30
	2004	2003	% Variance
			Amount Reported	Constant Currency
	(Unaudited)
Revenues from services (a)	$3,900.8	$3,203.2	21.8%	14.1%
Cost of services	3,172.7	2,653.6	19.6%

Gross profit	728.1	549.6	32.5%	24.7%
Selling and administrative expenses	601.2	470.8	27.7%	20.2%

Operating profit	126.9	78.8	60.9%	51.2%
Interest and other expenses	9.1	9.4	-3.9%

Earnings before income taxes	117.8	69.4	69.7%
Provision for income taxes	34.4	25.6	34.1%

Net earnings	$83.4	$43.8	90.6%	81.7%

Net earnings per share - basic	$0.93	$0.56	66.1%

Net earnings per share - diluted	$0.89	$0.56	58.9%	51.8%

Weighted average shares - basic	90.0	77.7	15.8%

Weighted average shares - diluted	93.9	78.8	19.1%

(a)	Revenues from services include fees received from our franchise offices of $8.9 million and $6.9 million for the three months ended September 30, 2004 and 2003, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $397.0 million and $314.0 million for the three months ended September 30, 2004 and 2003, respectively.

Manpower Inc.

Operating Unit Results

(In millions)

	Three Months Ended September 30
	2004	2003	% Variance
			Amount Reported	Constant Currency
	(Unaudited)
Revenues from Services:
United States (a)	$531.8	$500.6	6.2%	6.2%
France	1,402.0	1,279.1	9.6%	1.0%
EMEA	1,305.4	993.1	31.4%	19.9%
Jefferson Wells	110.6	33.6	229.5%	229.5%
Right (b)	102.5	17.1	N/A	N/A
Other Operations	448.5	379.7	18.1%	13.7%

	$3,900.8	$3,203.2	21.8%	14.1%

Operating Unit Profit:
United States	$15.6	$11.0	42.5%	42.5%
France	55.6	51.3	8.2%	-0.2%
EMEA	33.9	17.3	96.9%	79.9%
Jefferson Wells	25.1	(3.7)	N/A	N/A
Right	3.2	0.1	N/A	N/A
Other Operations	10.8	11.2	-4.6%	-8.5%

	144.2	87.2
Corporate expenses	14.0	8.4
Amortization of intangible assets	3.3	—

Operating profit	126.9	78.8	60.9%	51.2%
Interest and other expenses (c)	9.1	9.4

Earnings before income taxes	$117.8	$69.4

(a)	In the United States, revenues from services include fees received from the related franchise offices of $6.3 million and $5.6 million for the three months ended September 30, 2004 and 2003, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $318.4 million and $261.4 million for the three months ended September 30, 2004 and 2003, respectively.
(b)	Represents the operations of Right Management Consultants, Inc., since its acquisition in January 2004, and the Empower Group.
(c)	The components of interest and other expense (income) were:

Interest expense	$10.9	$10.6
Interest income	(2.2)	(1.5)
Foreign exchange (gains) losses	(0.4)	0.6
Miscellaneous, net	0.8	(0.3)

	$9.1	$9.4

Manpower Inc.

Results of Operations

(In millions, except per share data)

	Nine Months Ended September 30
	2004	2003	% Variance
			Amount Reported	Constant Currency
	(Unaudited)
Revenues from services (a)	$10,857.3	$8,895.3	22.1%	13.3%
Cost of services	8,833.4	7,358.2	20.0%

Gross profit	2,023.9	1,537.1	31.7%	22.8%
Selling and administrative expenses	1,745.6	1,368.3	27.6%	19.0%

Operating profit	278.3	168.8	64.8%	53.5%
Interest and other expenses	17.4	27.2	-36.2%

Earnings before income taxes	260.9	141.6	84.2%
Provision for income taxes	84.8	53.8	57.7%

Net earnings	$176.1	$87.8	100.5%	89.1%

Net earnings per share - basic	$1.99	$1.13	76.1%

Net earnings per share - diluted	$1.91	$1.12	70.5%	60.7%

Weighted average shares - basic	88.5	77.5	14.2%

Weighted average shares - diluted	93.3	78.4	18.9%

(a)	Revenues from services include fees received from our franchise offices of $25.0 million and $18.8 million for the nine months ended September 30, 2004 and 2003, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $1,068.9 million and $874.8 million for the nine months ended September 30, 2004 and 2003, respectively.

Manpower Inc.

Operating Unit Results

(In millions)

	Nine Months Ended September 30
	2004	2003	% Variance
			Amount Reported	Constant Currency
	(Unaudited)
Revenues from Services:
United States (a)	$1,523.7	$1,448.0	5.2%	5.2%
France	3,816.8	3,405.7	12.1%	2.1%
EMEA	3,648.5	2,830.7	28.9%	16.8%
Jefferson Wells	237.7	98.9	140.4%	140.4%
Right (b)	324.2	49.1	N/A	N/A
Other Operations	1,306.4	1,062.9	22.9%	15.6%

	$10,857.3	$8,895.3	22.1%	13.3%

Operating Unit Profit:
United States	$32.5	$24.0	35.5%	35.5%
France	123.8	120.1	3.1%	-5.6%
EMEA	73.8	34.7	112.9%	95.5%
Jefferson Wells	38.2	(10.3)	N/A	N/A
Right	24.9	(0.9)	N/A	N/A
Other Operations	35.7	27.7	28.9%	19.9%

	328.9	195.3
Corporate expenses	41.6	26.5
Amortization of intangible assets	9.0	—

Operating profit	278.3	168.8	64.8%	53.5%
Interest and other expenses (c)	17.4	27.2

Earnings before income taxes	$260.9	$141.6

(a)	In the United States, revenues from services include fees received from the related franchise offices of $18.3 million and $15.7 million for the nine months ended September 30, 2004 and 2003, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $871.1 million and $739.4 million for the nine months ended September 30, 2004 and 2003, respectively.
(b)	Represents the operations of Right Management Consultants, Inc., since its acquisition in January 2004, and the Empower Group.
(c)	The components of interest and other expense (income) were:

Interest expense	$34.0	$31.0
Interest income	(6.2)	(6.0)
Foreign exchange gains	(0.1)	(0.9)
Miscellaneous (income) expense, net	(10.3)	3.1

	$17.4	$27.2

Manpower Inc.

Consolidated Balance Sheets

(In millions)

	Sep. 30 2004	Dec. 31 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$414.8	$426.2
Accounts receivable, net	3,071.0	2,609.4
Prepaid expenses and other assets	198.2	100.1
Future income tax benefits	114.0	101.4

Total current assets	3,798.0	3,237.1

Other assets:
Goodwill and other intangible assets, net	1,245.7	573.8
Investments in licensees	65.2	66.2
Other assets	216.1	320.7

Total other assets	1,527.0	960.7

Property and equipment:
Land, buildings, leasehold improvements and equipment	649.5	606.3
Less: accumulated depreciation and amortization	442.3	419.2

Net property and equipment	207.2	187.1

Total assets	$5,532.2	$4,384.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$665.2	$555.4
Employee compensation payable	144.7	105.6
Accrued liabilities	537.6	360.0
Accrued payroll taxes and insurance	495.1	476.6
Value added taxes payable	434.0	368.2
Short-term borrowings and current maturities of long-term debt	208.2	12.1

Total current liabilities	2,484.8	1,877.9

Other liabilities:
Long-term debt	640.7	829.6
Other long-term liabilities	370.6	367.1

Total other liabilities	1,011.3	1,196.7

Shareholders’ equity:
Common stock	1.0	0.9
Capital in excess of par value	2,296.1	1,732.5
Accumulated deficit	(0.6)	(167.6)
Accumulated other comprehensive income	23.4	28.3
Treasury stock, at cost	(283.8)	(283.8)

Total shareholders’ equity	2,036.1	1,310.3

Total liabilities and shareholders’ equity	$5,532.2	$4,384.9

Manpower Inc.

Consolidated Statements of Cash Flows

(In millions)

	Nine Months Ended September 30
	2004	2003
	(Unaudited)
Cash Flows from Operating Activities:
Net earnings	$176.1	$87.8
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	62.6	46.5
Amortization of discount on convertible debentures	5.8	5.6
Deferred income taxes	(11.6)	1.8
Provision for doubtful accounts	20.1	14.4
Other non-operating gains	(14.2)	—
Changes in operating assets and liabilities excluding the impact of acquisitions:
Accounts receivable	(409.7)	(186.4)
Other assets	14.6	(23.4)
Other liabilities	218.4	149.4

Cash provided by operating activities	62.1	95.7

Cash Flows from Investing Activities:
Capital expenditures	(42.7)	(38.9)
Acquisitions of businesses, net of cash acquired	(113.8)	(3.6)
Proceeds from sale of an equity interest	29.8	—
Proceeds from the sale of property and equipment	4.8	2.2

Cash used by investing activities	(121.9)	(40.3)

Cash Flows from Financing Activities:
Net borrowings (repayments) of short-term facilities and long-term debt	5.3	(80.7)
Proceeds from stock option and purchase plans	55.4	18.7
Dividends paid	(9.1)	(7.8)

Cash provided (used) by financing activities	51.6	(69.8)

Effect of exchange rate changes on cash	(3.2)	17.9

Change in cash and cash equivalents	(11.4)	3.5

Cash and cash equivalents, beginning of period	426.2	284.0

Cash and cash equivalents, end of period	$414.8	$287.5